Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-3) and related Prospectus of CapLease, Inc. (formerly Capital Lease Funding, Inc.) for the registration of 6,627,780 shares of its common stock and to the incorporation by reference therein of our report dated March 8, 2005, with respect to the consolidated statements of income, stockholders’ equity/members’ capital, and cash flows of Capital Lease Funding, Inc. for the year ended December 31, 2004, included in its Annual Report (Form 10-K) for the year ended December 31, 2006, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

New York, New York
January 10, 2008